EXHIBIT 99.1


                                     [LOGO]
                                   AETRIUM(R)


          FOR IMMEDIATE RELEASE: APRIL 1, 1998
                        CONTACT: LEE SCHAFER
                                 VICE PRESIDENT OF CORPORATE PLANNING
                                 AETRIUM INCORPORATED
                                 (612) 704-1822
                         NASDAQ: ATRM

               AETRIUM COMPLETES ACQUISITION OF THE SEMICONDUCTOR
                   EQUIPMENT BUSINESS OF WEB TECHNOLOGY, INC.


ST. PAUL, MINN. (4/01/98) -- Aetrium Incorporated (Nasdaq: ATRM) today announced that it has completed its previously announced acquisition of the semiconductor equipment business of WEB Technology, Inc., a closely held company based in Dallas. The purchase price was $7.8 million in cash and 900,000 shares of Aetrium common stock.

WEB Technology produces automated semiconductor handling systems, including burn-in board loader/unloaders used during the burn-in testing phase of semiconductor manufacturing. All of the approximately 40 people employed in WEB Technology's semiconductor equipment business have become Aetrium employees. Keith E. Williams, who co-founded WEB Technology in 1982, remains as WEB Technology's president, reporting to Joseph C. Levesque, Aetrium's president and CEO.

The transaction has been recorded as a second-quarter event, and it is expected to be neutral or slightly accretive to Aetrium's 1998 earnings per share, subsequent to a one-time, acquisition-related charge in the second quarter. Aetrium will more fully discuss the impact of the WEB Technology equipment business acquisition on Aetrium's operations when it announces its first quarter financial results on Tuesday, April 14.

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, difficulties in integrating the WEB Technology acquisition, slowing growth in the demand for semiconductor devices, reduced rates of capital expenditures by semiconductor manufacturers, setbacks in product development programs, slower than anticipated customer acceptance of new products, and other risk factors set forth in the company's SEC filings, including its Form 10-K for the year ended December 31, 1997.

Aetrium is a leading supplier of proprietary technologies and equipment that are used by the worldwide microelectronics industry to assemble and test integrated circuits (ICs) and other electronic components. Aetrium has manufacturing facilities in San Diego, California; St. Paul, Minnesota; Lawrence, Massachusetts; and Dallas, Texas. Aetrium's common stock is publicly traded on the national over-the-counter market under the Nasdaq symbol ATRM.

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               2350 Helen Street, North St. Paul, Minnesota 55109
                    Phone (612) 770-2000 Fax (612) 770-7975